Exhibit 99.1

Contacts:

Ruey-Li Hwang

Corporate Communications

Cerus Corporation

(925) 288-6017

CERUS SUBMITS CE MARK APPLICATION FOR EUROPEAN APPROVAL OF
THE INTERCEPT BLOOD SYSTEM FOR PLASMA

CONCORD, CA, December 30, 2005 - Cerus Corporation (NASDAQ: CERS) announced today the submission of a CE Mark application for approval to market the INTERCEPT Blood System for plasma in Europe.  The system, which is being jointly developed by Cerus and Baxter Healthcare Corporation, is designed to reduce the risk of transfusion-transmitted diseases. It inactivates pathogens such as HIV, hepatitis B and C viruses, bacteria, and parasites that may be present in donated plasma intended for transfusion.

“We believe in pathogen inactivation and its potential to improve the safety of the global blood supply,” said Claes Glassell, president and CEO of Cerus Corporation. “This filing is one more step in our plan to commercialize the INTERCEPT Blood System for all three components: platelets, plasma, and red blood cells.”

While donated plasma is generally tested for a limited number of specific pathogens, testing does not eliminate the risk of viral or bacterial contamination. The INTERCEPT Blood System for plasma is being developed to enhance the safety of plasma transfusions by targeting the nucleic acids of a broad spectrum of viruses, bacteria and other pathogens.

ABOUT THE INTERCEPT BLOOD SYSTEM

Cerus Corporation is collaborating with subsidiaries of Baxter International Inc. on the INTERCEPT Blood System, designed to target and inactivate blood-borne pathogens, such as HIV and hepatitis B and C, as well as harmful white blood cells, while leaving intact the therapeutic properties of donated blood components. Based on Cerus’ Helinx technology, the INTERCEPT Blood System inactivates a broad array of pathogens and offers the potential to inactivate untested-for and emerging pathogens before they become a major transfusion risk to patients. The INTERCEPT Blood System for plasma has been evaluated in three Phase III clinical trials, and a CE Mark application for approval in Europe has been submitted. The INTERCEPT Blood System for platelets is approved for use in the European Union.

ABOUT CERUS

Cerus Corporation is developing novel products for cancer, infectious disease and blood safety based on multiple, innovative technology platforms. The company is building a pipeline of next generation cancer immunotherapies by combining its proprietary attenuated Listeria vector platform with promising disease antigens. These products are designed to stimulate innate and T cell immune pathways, generating highly potent anti-tumor responses. The company’s KBMA vaccine technology has potential broad applications against multiple pathogens. Cerus is applying its Helinx technology to develop the INTERCEPT Blood System, which is designed to enhance the safety of blood components through pathogen inactivation. The company’s strategy is to leverage the broad potential of its technologies and products through alliances. Cerus’ partners to date include MedImmune and Johns Hopkins University for cancer immunotherapy, and Baxter International and BioOne Corporation for the INTERCEPT Blood System.

Helinx is a trademark of Cerus Corporation.

Baxter and INTERCEPT are trademarks of Baxter International, Inc.

Statements in this news release regarding potential efficacy and safety of products, product development and commercial potential are forward-looking statements that involve risks and uncertainties.  Actual results could differ materially from the above forward-looking statements as a result of certain factors, including the risks and uncertainties inherent in developing biotechnology products based on new technologies, the timing and results of clinical trials and other development activities, market acceptance of Cerus Corporation’s products, actions by regulatory authorities at any stage of the development process, the availability of governmental or third party reimbursement for the use of Cerus Corporation’s products, the size of the market for the company’s products, competitive conditions, manufacturing capabilities, and other factors discussed in the company’s Form 10Q for the third quarter of fiscal 2005, as well as in other reports filed with the Securities and Exchange Commission. The company assumes no obligation to update any forward-looking statements.

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